Exhibit 99.1

Bravo Brio Restaurant Group, Inc. Reports Fourth Quarter and Full Year 2012 Financial Results;
Updates Full Year 2013 Outlook

Columbus, Ohio – February 25, 2013—Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the 14- and 53-week periods ended December 30, 2012. The Company also updated its outlook for the full year 2013, which is a 52-week period.

Selected Highlights for the 14-week Fourth Quarter 2012 Compared to the 13-week Fourth Quarter 2011:

•	Revenues increased 17.0% to $112.0 million from $95.7 million.

•	Total comparable restaurant sales increased 0.5% (on a comparable 13-week basis).

•	Comparable restaurant sales increased 1.7% at BRAVO! and decreased 0.5% at BRIO (on a comparable 13-week basis).

•	Restaurant-level operating profit increased 17.6% to $22.5 million from $19.2 million.

•	The Company incurred a non-cash asset impairment charge of $4.1 million related to two restaurants as compared to a non-cash impairment charge of $2.2 million related to one restaurant.

•	GAAP net income was $4.4 million, or $0.22 per diluted share, compared to GAAP net income of $4.9 million, or $0.24 per diluted share.

•

As adjusted net income was $7.3 million, or $0.35 per diluted share, compared to as adjusted net income of $5.1 million, or $0.25 per diluted share. Please see the reconciliation from GAAP to as adjusted (non-GAAP) net income in the accompanying financial tables.

Selected Highlights for the Full Year 2012, which was a 53 week year, as compared to the Full Year 2011, which was a 52 week year:

•	Revenues increased 10.8% to $409.1 million from $369.2 million.

•	Total comparable restaurant sales were flat (on a comparable 52-week basis).

•	Comparable restaurant sales increased 0.3% at BRAVO! and decreased 0.3% at BRIO (on a comparable 52-week basis).

•	Restaurant-level operating profit increased 11.4% to $74.3 million from $66.7 million.

•	The Company incurred a non-cash asset impairment charge of $4.1 million related to two restaurants as compared to a non cash impairment charge of $2.2 million related to one restaurant.

•	GAAP net income was $16.1 million, or $0.78 per diluted share, compared to GAAP net income of $76.4 million, or $3.72 per diluted share.

•

As adjusted net income was $19.0 million, or $0.92 per diluted share, compared to as adjusted net income of $15.8 million, or $0.77 per diluted share. Please see the reconciliation from GAAP to as adjusted (non-GAAP) net income in the accompanying financial tables.

Saed Mohseni, Chief Executive Officer and President, said, “Positive comparable sales in the fourth quarter combined with modest operating leverage enabled us to achieve the high-end of our most recent 2012 EPS guidance range. For 2013, we have inaugurated two key initiatives to broaden our customer base and encourage guest frequency. Our new ‘lighter side’ menus continue to differentiate our concepts and are already demonstrating their appeal among those seeking healthier lifestyle choices. We also are adding members to our recently launched loyalty programs, which over time will provide us with better insights and reward guests for their patronage through a series of ‘surprise and delight’ programs. While the consumer environment remains uncertain, we will continue to work hard to ensure exceptional dining experiences in order to create highly satisfied, lifelong guests.”

Mohseni continued, “Our 2013 development plan includes seven to eight new restaurants as we capitalize on the opportunity for authentic Italian dining within the upscale affordable dining segment. Over the next five years, we believe that we can build 40 to 50 new restaurants, effectively positioning BBRG as one of the more aggressive growth stories within our industry. As always, we will allocate capital effectively and efficiently as a means to enhance longer-term value, which includes proactively managing our portfolio as well as executing on our share repurchase program, when appropriate.”

Fourth Quarter 2012 Financial Results

Revenues increased $16.3 million, or 17.0%, to $112.0 million in the fourth quarter of 2012, from $95.7 million in the fourth quarter of 2011. The fiscal year ended December 30, 2012 was a 53-week year with the fourth quarter having 14 weeks. The additional week increased revenues by $8.5 million and benefited diluted earnings per share by $0.07 on an as adjusted basis. Total comparable restaurant sales increased 0.5% (on a comparable 13-week basis).

Total restaurant operating costs increased $12.9 million, or 16.9%, to $89.4 million in the fourth quarter of 2012, from $76.5 million in the fourth quarter of 2011. Total restaurant-level operating profit in the fourth quarter increased 17.6% to $22.5 million from $19.2 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit increased to 20.1% in the fourth quarter of 2012 from 20.0% in the fourth quarter of 2011.

GAAP net income in the fourth quarter of 2012 was $4.4 million, or $0.22 per diluted share, compared to GAAP net income of $4.9 million, or $0.24 per diluted share, in the same period last year. In the fourth quarter of 2012, the Company incurred a non-cash asset impairment charge of $4.1 million related to two restaurants compared to a non-cash asset impairment charge of $2.2 million related to one restaurant in the fourth quarter of 2011.

On an as adjusted basis, a measure that the Company believes offers a more useful year-over-year performance comparison, as adjusted net income in the fourth quarter of 2012 was $7.3 million, or $0.35 per diluted share, compared to as adjusted net income of $5.1 million, or $0.25 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income to as adjusted (non-GAAP) net income.

Fourth Quarter 2012 Brand Operating Highlights

Comparable restaurant sales at BRAVO! increased 1.7% (on a comparable 13-week basis) and average weekly sales for comparable restaurants were $66,900. Comparable restaurant sales at BRIO decreased 0.5% (on a comparable 13-week basis) and average weekly sales for comparable restaurants were $97,200.

During the fourth quarter of 2012, the Company opened BRIO restaurants in Wayne, New Jersey; and Austin, Texas.

As of December 30, 2012, the Company operated 48 BRAVO!, 54 BRIO and one Bon Vie restaurant across 31 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

Full Year 2013 Outlook

The Company is providing the following outlook for the 52-week period ending December 29, 2013:

•	Revenues of $420 million to $430 million.

•	Total comparable restaurant sales of -1.0% to +1.0% (reflecting the negative impact of the calendar shift in the first quarter of 2013).

•	Development of seven to eight restaurants.

•	Pre-opening costs of approximately $4.0 million to $4.5 million.

•	Diluted earnings per share of $0.88 to $0.94.

•	Capital expenditures of $23 million to $25 million.

•	Diluted share count of approximately 20.6 million.

•	Estimated annual effective tax rate of 30%.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss fourth quarter and full year 2012 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer and President, Jim O’Connor, Chief Financial Officer and Brian O’Malley, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (888) 349-9587, or for international callers (719) 457-2605. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 9891432. The replay will be available until Monday, March 4, 2013.

The call will be webcast live from the Company’s investor relations website at http://investors.bbrg.com.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or our future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in our latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of its business and operations, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:

Investor Relations

Don Duffy/Raphael Gross

(203) 682-8200

investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

GAAP Presentation with Reconciliation to As Adjusted

Quarter and Fiscal Year Ended December 30, 2012 and December 25, 2011

(Dollars and shares in thousands, except per share data)

	Fourteen Weeks		Thirteen Weeks		Fifty-Three Weeks		Fifty-Two Weeks
	Ended		Ended		Ended		Ended
	December 30,		December 25,		December 30,		December 25,
	2012		2011		2012		2011
	(Unaudited)		(Unaudited)
Revenues	$111,960		$95,653		$409,065		$369,245

Costs and expenses
Cost of sales	29,552	26.4%	25,167	26.3%	106,716	26.1%	98,175	26.6%
Labor	36,967	33.0%	31,459	32.9%	139,917	34.2%	124,352	33.7%
Operating	16,264	14.5%	14,190	14.8%	62,016	15.2%	56,578	15.3%
Occupancy	6,640	5.9%	5,677	5.9%	26,088	6.4%	23,424	6.3%
General and administrative expenses	6,599	5.9%	5,167	5.4%	23,684	5.8%	21,234	5.8%
Restaurant preopening costs	877	0.8%	1,921	2.0%	4,492	1.1%	4,803	1.3%
Asset impairment	4,060	3.6%	2,229	2.3%	4,060	1.0%	2,229	0.6%
Depreciation and amortization	5,174	4.6%	4,428	4.6%	18,939	4.6%	16,983	4.6%

Total costs and expenses	106,133	94.8%	90,238	94.3%	385,912	94.3%	347,778	94.2%

Income from operations	5,827	5.2%	5,415	5.7%	23,153	5.7%	21,467	5.8%
Net interest expense	345	0.3%	396	0.4%	1,353	0.3%	1,711	0.5%

Income before income taxes	5,482	4.9%	5,019	5.2%	21,800	5.3%	19,756	5.4%
Income tax (benefit) expense	1,040	0.9%	118	0.1%	5,652	1.4%	(56,688)	(15.4)%

Net income	4,442	4.0%	4,901	5.1%	16,148	3.9%	76,444	20.7%
Net income per basic share	$0.23		$0.25		$0.82		$3.96

Net income per diluted share	$0.22		$0.24		$0.78		$3.72

Weighted average shares outstanding-basic	19,656		19,430		19,584		19,322

Weighted average shares outstanding-diluted	20,601		20,563		20,612		20,550

Certain percentage amounts may not sum due to rounding.

ADJUSTMENTS TO RECONCILE GAAP TO AS ADJUSTED RESULTS

Income Tax Expense (1)	(1,218)		(2,056)		(1,218)		(6,289)
Reduction in Valuation Allowance (2)	—		—		—		(57,175)
Secondary Offering Costs (3)	—		—		—		600
Asset Impairment (4)	4,060		2,229		4,060		2,229

Total Adjustments	2,842		173		2,842		(60,635)
As Adjusted Net Income	$7,284		$5,074		$18,990		15,809

Net income per basic share-as adjusted	$0.37		$0.26		$0.97		$0.82

Net income per diluted share- as adjusted	$0.35		$0.25		$0.92		$0.77

Weighted average shares outstanding-basic	19,656		19,430		19,584		19,322

Weighted average shares outstanding-diluted	20,601		20,563		20,612		20,550

Notes to adjustments shown above:

1.	Reflects the adjustment for income taxes, at our estimated effective tax rate of 30.0%, related to impairment charges in 2012. For 2011, the adjustment reflects a tax rate of 30.0%, which is our estimate of our long-term effective tax rate.
2.	Reflects the reduction of the future portion of our deferred tax asset valuation allowance in the second quarter of 2011 as it was deemed more likely than not that we would utilize our future net deferred tax assets.
3.	Reflects the non-recurring costs, incurred by us, associated with the secondary offering of our common shares by certain of our existing shareholders, completed on April 1, 2011. We did not receive any proceeds from this offering.
4.	Reflects non-cash asset impairment charges in fiscal 2012 for two restaurants and in fiscal 2011 for one restaurant.

BRAVO BRIO RESTAURANT GROUP, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 30, 2012 AND DECEMBER 25, 2011

(Dollars in thousands, except par values)

	December 30,	December 25,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$13,717	$10,093
Accounts receivable	7,728	6,403
Tenant improvement allowance receivable	1,638	1,219
Inventories	3,023	2,767
Deferred income taxes	2,304	2,328
Prepaid expenses and other current assets	2,547	2,367

Total current assets	30,957	25,177
Property and equipment, net	175,969	163,208
Deferred income taxes, net	52,068	55,811
Other assets, net	4,344	3,430

Total assets	$263,338	$247,626

Liabilities and Stockholders’ Equity
Current liabilities
Trade and construction payables	$10,695	$13,058
Accrued expenses	24,724	20,183
Current portion of long-term debt	2,704	1,714
Deferred lease incentives	6,430	5,639
Deferred gift card revenue	12,210	10,863

Total current liabilities	56,763	51,457

Deferred lease incentives	64,761	62,565
Long-term debt	20,382	30,857
Other long-term liabilities	21,149	18,163
Commitments and contingencies
Stockholders’ equity
Common shares, no par value, per share — authorized, 100,000,000 shares: and issued, 19,820,428 shares at December 30, 2012; and issued and outstanding, 19,476,559 shares at December 25, 2011;	195,512	193,034
Preferred shares, no par value, per share — authorized, 5,000,000 shares; issued and outstanding, 0 shares at December 30, 2012 and December 25, 2011	—	—
Treasury shares, 224,172 shares at December 30, 2012: and 0 shares at December 25, 2011;	(2,927)	—
Retained deficit	(92,302)	(108,450)

Total stockholders’ equity	100,283	84,584

Total liabilities and stockholders’ equity	$263,338	$247,626